EXHIBIT 11.01
MARTIN MARIETTA MATERIALS, INC. AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
For the Three and Six Months Ended June 30, 2005 and 2004
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended
	June 30
	2005	2004
Earnings from continuing operations	$61,607	$44,983
Loss on discontinued operations	(135)	(268)

Net earnings	$61,472	$44,715

Reconciliation of denominators for basic and diluted earnings per share computations:
Basic weighted average number of common shares	46,569,420	48,210,140
Effect of dilutive employee and director awards	604,226	360,504

Diluted weighted average number of common shares and assumed conversions	47,173,646	48,570,644

Net earnings (loss) per common share:
Basic from continuing operations	$1.32	$0.94
Discontinued operations	—	(0.01)

	$1.32	$0.93

Diluted from continuing operations	$1.30	$0.93
Discontinued operations	—	(0.01)

	$1.30	$0.92

EXHIBIT 11.01
MARTIN MARIETTA MATERIALS, INC. AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
For the Three and Six Months Ended June 30, 2005 and 2004
(Dollars in Thousands, Except Per Share Data)

	Six Months Ended
	June 30
	2005	2004
Earnings from continuing operations	$69,906	$41,089
Loss on discontinued operations	(1,357)	(2,919)

Net earnings	$68,549	$38,170

Reconciliation of denominators for basic and diluted earnings per share computations:
Basic weighted average number of common shares	46,814,271	48,271,457
Effect of dilutive employee and director awards	640,190	408,142

Diluted weighted average number of common shares and assumed conversions	47,454,461	48,679,599

Net earnings (loss) per common share:
Basic from continuing operations	$1.49	$0.85
Discontinued operations	(0.03)	(0.06)

	$1.46	$0.79

Diluted from continuing operations	$1.47	$0.84
Discontinued operations	(0.03)	(0.06)

	$1.44	$0.78